EXHIBIT 99.1



                             VCA ANTECH, INC. FILES

                  REGISTRATION STATEMENT FOR SECONDARY OFFERING



LOS ANGELES, CA, JANUARY 10, 2003 - VCA ANTECH, INC. (NASDAQ NM SYMBOL: WOOF) announced today that it filed a registration statement with the Securities and Exchange Commission in connection with a secondary offering of 9.0 million shares of common stock.

The offering will cover 3.3 million shares owned by VCA Antech, Inc., 1.8 million shares owned by Leonard Green & Partners, and 3.9 million shares owned by other selling stockholders. Leonard Green holds approximately 28.6% of VCA Antech, Inc. and will own approximately 21.7% following the sale.

VCA Antech, Inc. and Leonard Green & Partners will grant the underwriters an option to purchase an additional 500,000 and 850,000 shares of common stock, respectively, to cover over-allotments, if any.

VCA Antech, Inc. is undertaking this offering to redeem the entire $36.7 million principal balance of its 15.5% senior notes and for general corporate purposes. VCA Antech, Inc. will not receive any proceeds from the sale of the shares of common stock being offered by the selling stockholders.

The offering of these shares will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

VCA Antech, Inc. owns, operates and manages the largest network of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

A registration statement relating to the common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or the qualification under the securities law of any such state.

     Media contact:   Tom Fuller, Chief Financial Officer
                      (310) 571-6505